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                                                                      EXHIBIT 11

               [BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD]


                                  May 17, 2002


AIM Funds Group
11 Greenway Plaza
Suite 100
Houston, TX 77046

                  RE:  Shares of AIM Global Utilities Fund

Ladies and Gentlemen:

                  We have acted as counsel to AIM Funds Group, a Delaware business trust (the "Company"), in connection with that certain Agreement and Plan of Reorganization (the "Plan") among the Company, on behalf of its series portfolio, AIM Global Utilities Fund ("Global Utilities"), AIM Investment Funds, a Delaware business trust ("AIF"), on behalf of its series portfolio, AIM Global Infrastructure Fund ("Global Infrastructure") and A I M Advisors, Inc., a Delaware corporation.

                  The Plan provides for the reorganization of Global Infrastructure with and into Global Utilities (the "Reorganization"). Pursuant to the Plan, all of the assets of Global Infrastructure will be transferred to Global Utilities. Global Utilities will assume all of the liabilities of Global Infrastructure and the Company will issue Class A shares of Global Utilities to Global Infrastructure's Class A shareholders, Class B shares of Global Utilities to Global Infrastructure's Class B shareholders and Class C shares of Global Utilities to Global Infrastructure's Class C shareholders. The value of each Global Infrastructure shareholder's account with Global Utilities after the Reorganization will be the same as the value of such shareholder's account with Global Infrastructure prior to the Reorganization.

                  In connection with our giving this opinion, we have examined copies of the Company's Certificate of Trust, Amended and Restated Agreement and Declaration of Trust, as amended (the "Trust Agreement"), and resolutions of the Board of Trustees adopted May 15, 2002, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.


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                  The opinion expressed below is based on the assumption that a
Registration Statement on Form N-14 with respect to the Class A, Class B and Class C shares of Global Utilities to be issued to the Global Infrastructure shareholders pursuant to the Plan (the "Global Utilities Shares") will have been filed by the Company with the Securities and Exchange Commission and will have become effective before the Reorganization occurs.

                  Based on the foregoing, we are of the opinion that the Global Utilities Shares are duly authorized and, when issued by the Company to the shareholders of Global Infrastructure in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America and the Delaware Business Trust Act.

                  Both the Delaware Business Trust Act and the Trust Agreement provide that shareholders of the Company shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware business trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a fund for all loss and expense of any shareholder held personally liable for the obligations of that fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an Exhibit to the Company's Registration Statement on Form N-14 and to the references to our firm under the captions "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Tax Consequences" and "Legal Matters" in such Registration Statement.



                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP



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